news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                            and Chief Financial Officer
                                            (918) 493-7700


For Immediate Release...
October 22, 2003



                     UNIT CORPORATION REPORTS THIRD QUARTER
                       & FIRST NINE MONTH RESULTS IN 2003


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the third quarter and first nine months of 2003. Consolidated net income for the third quarter was $12.8 million, or 29 cents per diluted share, on revenues of $78.2 million, compared to 2002's third quarter net income of $3.7 million, or 9 cents per diluted share, on revenues of $48.3 million. Revenues increased 62 percent while net income increased 244 percent between the comparative quarters. The dramatic improvement in net income and revenue was due to a significant increase in natural gas prices and improvements in drilling rig utilization and dayrates.

     For the nine-month period, the Company reported consolidated net income of $38.4 million, or 88 cents per diluted share. Net income for the first nine months of 2003 included $1.3 million of income, net of tax for the impact of the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which became effective in the first quarter of 2003. SFAS 143 requires oil and natural gas operating companies to recognize in current periods the present value of the estimated future cost for the plugging of its oil and natural gas wells and upon implementation requires the recalculation of depreciation, depletion and amortization for prior years. Income before the change in accounting principle for the first nine months of 2003 was $37.1 million, or 85 cents per diluted share, on revenues of $219.6 million, compared to 2002's first nine month net income of $11.5 million, or 30 cents per diluted share, on revenues of $131.8 million.


UNIT PETROLEUM RESULTS

     Revenues from Unit's oil and natural gas operations for the third quarter of 2003 versus the third quarter of 2002 increased 68 percent to $27.4 million due to higher oil and natural gas prices and an increase in oil and natural gas production. During the first nine months of 2003, oil and natural gas revenues were $87.5 million, an increase of 86 percent over the same period in 2002. Natural gas production was 5,233 million cubic feet (MMcf) in the third quarter of 2003, while oil production for the same period was 134,000 barrels, which on an equivalent Mcf basis was 11 percent more than the third quarter of 2002. Natural gas production was 15,043 MMcf in the first nine months of 2003, while oil production for the same period was 372,000 barrels, a 5 percent increase on an equivalent Mcf basis over the first nine months of 2002. The exit rate production for the first nine months of 2003 was 1,660 barrels of oil per day and 59,039 Mcf of natural gas per day.

     Average natural gas prices received during the third quarter of 2003 increased 66 percent to $4.50 per Mcf compared to $2.71 per Mcf during the third quarter of 2002. The average oil price received was $25.51 per barrel in the third quarter of 2003 compared to $22.99 per barrel in the 2002 comparative quarter, an 11 percent increase. For the first nine months of 2003, average natural gas prices received increased 95 percent to $5.05 per Mcf compared to $2.59 per Mcf during the first nine months of 2002. The average oil price received was $27.02 per barrel in the first nine months of 2003 compared to $20.92 per barrel in 2002, a 29 percent increase. During the first nine months of 2003, Unit completed 98 wells with a success rate of 85 percent.

UNIT DRILLING RESULTS

     Contract drilling revenues increased 58 percent between the comparative third quarters to $50.1 million, due to increases in both the number of rigs utilized and dayrates. Average rig utilization in the third quarter of 2003 was
68.2 rigs, up 60 percent from 2002's third quarter. Currently, Unit has 68 rigs operating under contract. Average dayrates for the third quarter increased to an average of $8,015 per day, 6 percent higher than the comparable quarter of 2002.

     Between the comparative first nine months, contract drilling revenues increased 54 percent in 2003 to $129.8 million with rig utilization increasing to an average of 60.6 rigs operating in the first nine months of 2003, compared to 36.2 rigs in the first nine months of 2002. Contract drilling cash operating margins per rig averaged $1,977 per day during the first nine months of 2003, compared to $2,076 for the same period in 2002. The exit rate cash operating margin for the end of the first nine months of 2003 was $2,350 per day.


MANAGEMENT COMMENTS

     "Our third quarter results reflect the impact of a higher commodity pricing environment," said John Nikkel, Chief Executive Officer and Chairman of the Board. "Unit has positioned itself to benefit from current industry conditions. With 98 wells completed during the first nine months of 2003, our exploration and production segment is on track to drill 140 to 150 wells by year-end. During August, Unit announced that it signed a merger agreement with PetroCorp Incorporated for a purchase price of $182 million to be paid in cash. PetroCorp explores and develops oil and natural gas properties primarily in Texas and Oklahoma. The acquisition will allow us to economically grow our asset base. We expect the acquisition to close before year-end. Our contract drilling segment has seen a 5 percent rise in average dayrates from the previous quarter and our current rig utilization is 91 percent of 75 total rigs available for service. Unit's 76th rig has been constructed and will be placed into service in approximately two weeks. This is a 1,500 horsepower, diesel-electric rig capable of drilling to 20,000 feet. A 77th rig is currently under construction and is expected to be completed and available for service during the first quarter of 2004. "Long-term debt has decreased by 51 percent since the beginning of 2003. We are pleased with the opportunities and outcomes that the industry has provided for our operations to grow. We will continue along that path as the year unwinds."


WEBCAST

     Unit will webcast its third quarter earnings conference call live over the Internet on October 22, 2003 at 11:30 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 12 months.


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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, the closing of the pending merger with PetroCorp Incorporated, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
                     (In thousands except per share amounts)


                                    Three Months Ended       Nine Months Ended
                                       September 30,           September 30,
                                     2002        2003        2002        2003
--------------------------------------------------------------------------------

Statement of Operations:
  Revenues:
      Contract drilling           $  31,589   $  50,052   $  84,144   $ 129,839
      Oil and natural gas            16,357      27,402      46,986      87,521
      Other                             326         747         625       2,267
                                  ----------  ----------  ----------  ----------
              Total revenues         48,272      78,201     131,755     219,627
                                  ----------  ----------  ----------  ----------
  Expenses:
      Contract drilling:
          Operating costs            24,350      35,653      63,619      97,105
          Depreciation and
            amortization              4,178       6,318       9,917      17,111
      Oil and natural gas:
          Operating costs             5,169       6,260      15,278      18,768
          Depreciation, depletion
            and amortization          6,142       6,972      17,399      19,464
      General and administrative      2,180       2,246       6,222       6,766
      Interest                          231         154         747         540
                                  ----------  ----------  ----------  ----------
              Total expenses         42,250      57,603     113,182     159,754
                                  ----------  ----------  ----------  ----------
  Income Before Income Taxes
    and Change in Accounting
    Principle                         6,022      20,598      18,573      59,873
                                  ----------  ----------  ----------  ----------
  Income Tax Expense:
      Current                          (285)        157          75         456
      Deferred                        2,599       7,678       7,040      22,304
                                  ----------  ----------  ----------  ----------
              Total income taxes      2,314       7,835       7,115      22,760
                                  ----------  ----------  ----------  ----------

   Income Before Change in
     Accounting Principle             3,708      12,763      11,458      37,113
   Cumulative Effect of Change
     in Accounting Principle           ----        ----        ----       1,325
                                  ----------  ----------  ----------  ----------
   Net Income                     $   3,708   $  12,763   $  11,458   $  38,438
                                  ==========  ==========  ==========  ==========
   Income Before Change in
     Accounting Principle
     Per Common Share:
       Basic                      $     .09   $     .29   $     .31   $     .85
       Diluted                    $     .09   $     .29   $     .30   $     .85
   Net Income Per Common Share:
       Basic                      $     .09   $     .29   $     .31   $     .88
       Diluted                    $     .09   $     .29   $     .30   $     .88
   Weighted Average Common
     Shares Outstanding:
       Basic                         39,804      43,556      37,330      43,503
       Diluted                       40,071      43,736      37,594      43,677

                                                   December 31,   September 30,
                                                       2002           2003
--------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                                 $    51,399    $    67,956
    Total assets                                   $   578,163    $   644,268
    Current liabilities                            $    34,532    $    40,882
    Long-term debt                                 $    30,500    $    15,000
    Other long-term liabilities                    $     5,439    $    17,609
    Deferred income taxes                          $    86,320    $   109,436
    Shareholders' equity                           $   421,372    $   461,341


                                                        Nine Months Ended
                                                          September 30,
                                                       2002           2003
--------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations before Changes
      in Working Capital (1)                       $    46,660    $    98,114
    Net Change in Working Capital                        7,614         (9,702)
                                                   ------------   ------------
    Net Cash Provided by Operating Activities      $    54,274    $    88,412
                                                   ============   ============
    Net Cash Used in Investing Activities          $   (46,672)   $   (67,375)
    Net Cash Used in Financing Activities          $    (7,413)   $   (19,769)


                                         Three Months Ended   Nine Months Ended
                                            September 30,       September 30,
                                            2002     2003       2002     2003
--------------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                            42.5     68.2       36.2     60.6
    Operating Margins                         23%      29%        24%      25%
    Operating Profit Before
      Depreciation (2) ($MM)              $   7.2  $  14.4    $  20.5  $  32.7

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                           120      134        347      372
        Natural Gas - MMcf                  4,707    5,233     14,360   15,043
    Average Prices
        Oil -- Bbl                        $ 22.99  $ 25.51    $ 20.92  $ 27.02
        Natural Gas - Mcf                 $  2.71  $  4.50    $  2.59  $  5.05
    Operating Profit Before
      DD&A (2) ($MM)                      $  11.2  $  21.1    $  31.7  $  68.8

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company and the amount is used as a performance limit to meet the covenants contained in our credit facility.

(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense.